Exhibit 99.1
White Electronic Designs Corporation Reports Financial Results
For the Second Quarter of Fiscal Year 2008
For Immediate Release
Contact:

Hamid Shokrgozar	Lytham Partners, LLC
Chairman and CEO
White Electronic Designs Corporation	Joe Diaz, Joe Dorame, Robert Blum
(602) 437-1520	(602)889-9700
hamid@wedc.com	diaz@lythampartners.com
Phoenix, AZ — May 8, 2008 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the second quarter, and the first six-months of fiscal year 2008, ended March 29, 2008.
Net sales for the second quarter of fiscal 2008 were $20.9 million compared to $18.5 million in the second quarter last year. Income from continuing operations for the three months ended March 29, 2008 was $1.6 million, or $0.07 per diluted share, compared to $1.0 million, or $0.04 per diluted share, for the same period in fiscal 2007.
During the first six months of fiscal 2008, net sales were $38.5 million compared to $34.7 million in the first six months of fiscal 2007. Income from continuing operations for the six months ended March 29, 2008 was $2.0 million, or $0.09 per diluted share, compared to $1.8 million, or $0.07 per diluted share, for the same period in fiscal 2007.
On April 2, 2008, the Company announced the planned disposal of its Interface Electronics Division (“IED”) and the commercial microelectronic product lines. The decision resulted from an effort to streamline the Company’s businesses to focus on product lines where the Company has superior technical knowledge, specialized manufacturing capabilities and an on-going commitment to research and development. The Company believes this course of action will increase shareholder value and allow the Company to focus on growing its business both organically and through other alternatives, including potential acquisitions. As a result of the decision to dispose of these product lines, the Company has accounted for them as discontinued operations. All prior periods have been reclassified to conform to the current period presentation.
Based on market factors and the consideration being discussed in connection with the disposal of the product lines, the Company concluded that a charge for impairment of intangibles is required under generally accepted accounting principles. Accordingly, the Company has recorded a non-cash, pre-tax impairment charge of approximately $2.3 million related to the customer relationships and existing technology intangibles of these reporting units. Additionally, the Company wrote inventory down approximately $1.2 million to lower of cost or market. The total estimated loss on disposal is $2.2 million, net of tax. Also, in connection with the disposal of the IED and the commercial microelectronic product lines, the Company has estimated that it will pay out approximately $0.2 million in severance and retention costs, which will be recorded as incurred.

Including the above charges, total net loss for the second quarter of fiscal 2008 was $1.6 million, or $0.07 per diluted share, compared with net income of $1.2 million, or $0.05 per diluted share, in the second quarter of fiscal 2007.
Including the noted charges in connection with the disposal of the product lines, the Company reported a net loss for the six months ended March 29, 2008 of $1.3 million, or $0.06 per diluted share, compared with net income of $1.4 million, or $0.06 per diluted share, for the six months ended March 31, 2007.
Hamid Shokrgozar, Chairman and Chief Executive Officer of the Company commented, “We are pleased with the results of the quarter given the significant changes that the Company is currently undergoing. Net sales grew by 13% compared to last year’s second quarter. Income from continuing operations for the quarter increased over 50% to $1.6 million, or $0.07 per diluted share, compared with income of $1.0 million, or $0.04 per diluted share in the prior year. The results for the second quarter are in line with our expectations and we believe the military market in the microelectronic segment will continue its growth for the balance of fiscal year 2008. The continued positive bookings that have contributed to the increase in our backlog will support the expected military microelectronic revenue growth for the next few quarters.”
“From a strategic standpoint, we determined it was necessary to focus, to a greater extent, our resources, expertise and R&D capabilities in our core military microelectronics business,” continued Mr. Shokrgozar. “We are a recognized leader in the defense microelectronics sector and we believe that we can build on that market leadership position and create enhanced value for our loyal shareholders.”
During the second quarter of fiscal 2008, the Company received new orders of $10.1 million for the microelectronic segment. We continue to experience strong bookings from our military customers and expect this trend to continue for the remainder of the fiscal year. Backlog as of March 29, 2008 for the microelectronic segment was $35.0 million. New orders received in the display segment for the quarter were weak. The general economic downturn has affected the tablet and convertible PC markets. We are experiencing soft demand in the niche sectors, including criminal justice, as budgets are being reduced due to an eroding tax base, and medical applications. We also continue to see the slowdown of our customer’s GPS display orders for golf course applications. Due to the bankruptcy filing of one of our customers, we canceled $4.0 million of previously received orders. Additionally, a $0.5 million display order was canceled for product going end of life. Excluding these two items, we received new orders of $4.1 million. Backlog as of March 29, 2008 for the display segment was $16.6 million.
Revenues for military/industrial microelectronic products shipped during the quarter increased 25% to $13.4 million compared to $10.7 million in the second quarter of fiscal year 2007. Included in the second quarter revenue was $2.9 million related to Anti-Tamper (AT) technology products. The increase in sales was due to the shipment of increased orders the Company has received over recent quarters.
Military/industrial sales in the display segment were $2.9 million for the three months ended March 29, 2008, an increase of $0.1 million, or 4%, from $2.8 million for the three months ended March 31, 2007. The increase is primarily due to the timing of orders and customer demands.
Commercial sales in the display segment, primarily led by the specialized Tablet PC markets, were $4.6 million for the three months ended March 29, 2008, a decrease of $0.4 million, or 8%, from $5.0 million for the three months ended March 31, 2007. Sales to a medical customer for whom we supplied displays decreased as a result of the program winding down.
The Company’s balance sheet remained strong during the quarter with cash and cash equivalents totaling $45.8 million and no debt as of March 29, 2008.

Research and development expenses for the second quarter of fiscal 2008 totaled $1.3 million, or 6% of net sales, compared with $1.4 million, or 7% of net sales, in the second quarter of fiscal 2007.
Selling, general and administrative expenses for the second quarter of fiscal 2008 were $4.4 million, comparable to the $4.3 million recorded in the second quarter of fiscal 2007.
Our gross margins as a percentage of total net sales during the three months ended March 29, 2008 increased to 36% from 35% when compared to the same period of fiscal year 2007. Gross profit for the second quarter of fiscal 2008 was $7.6 million, compared to $6.5 million in the second quarter of fiscal 2007.
Key Microelectronic segment awards during the quarter included:
•	Received a $1.8 million contract to provide multi-chip modules for the European Fighter Aircraft.

•	Received approximately $1.0 million of sustaining business interest and development of AT applications in conjunction with GPS receivers for three key programs, including the development and delivery of a munitions based GPS system.

•	Received multiple orders totaling over $7.0 million for contracts to provide various military grade multichip modules for major programs.
Key Display segment awards during the quarter included:
•	Received follow-on orders totaling $0.8 million to provide Max-Vu™ technology for use in mobile laptop PCs. Max-Vu™ provides a means of optimizing contrast and viewability of Active-Matrix Liquid Crystal Displays (AMLCDs) in high ambient lighting conditions.

•	Received follow-on display enhancement orders totaling over $1.0 million for rugged display enhancement applications for transportation, commercial avionics and medical applications.

•	Received multiple follow-on electromechanical and interface related product orders for various military applications totaling approximately $1.3 million.
Listed below are our fiscal 2008 strategic initiatives and an update for each:
•	Pursuit of Circuit Card Assembly (“CCA”) for military customers. Update: As previously disclosed, we have finalized the layout of a complete GPS receiver, including RF, power supplies, and signal conditioning. We have also recently acquired additional equipment which now gives us four high-end SMT lines. The original $0.8 million pre-production order for the delivery of prototypes of a complete CCA for use in a GPS communications receiver, which was received in fiscal year 2007, is being processed as planned. The prototype for the customer’s qualification process has been built and is under test evaluation. We expect these prototypes to be delivered by the end of our third quarter fiscal 2008. Additionally, during the first quarter of fiscal 2008, we received a follow-on production contract totaling over $1.0 million for the continuation of this program. We will continue our efforts to create CCA manufacturing partnerships with additional customers.
•	Next generation Anti-Tamper (“AT”) technology. Update: The new coating process continues to develop on schedule, and we are setting up the additional equipment and process development for new material sets. We estimate completion in the summer of 2008. Meanwhile, we continue to secure AT based production orders using our existing technology.

•	Next generation display enhancement technology, Max-Vu™ II technology. Update: We transitioned into the engineering sample phase of our new process during the quarter. We provided samples to four potential customers and delivered a prototype to another for testing. Due to a lower cost structure, we believe we will be able to penetrate markets not previously served by our Max-Vu™ I process. We estimate that the new Max-Vu™ II process will be part of the production process by the end of fiscal year 2008.

•	Fully integrated Touch Panel display products. Update: We continue to demonstrate sunlight readable (“SR”) display systems with integrated touch sensors to customers. We have developed SR touch prototypes for several leading PC manufacturers and have qualified a sensor-bonded LCD for one of these manufacturers. These displays have very low reflectance while retaining excellent brightness, enabling their use in very high brightness environments. By utilizing our Max-Vu™ optical bonding process, the clarity and contrast of these display systems are excellent and the stiffness and strength of the display system are substantially enhanced, increasing the ruggedness of the display and the quality of the touch or pen feel when using the touch sensor. We anticipate future orders from these demonstrations, samples and prototypes.

•	Continue the stock repurchase program. Update: In April 2008, we announced our third repurchase program to acquire up to an additional 10%, or approximately 2.2 million shares, of the Company’s outstanding common stock. The timing and amount of any repurchases under this program will depend on market conditions and corporate and regulatory considerations. The duration of the program is twenty-four months and will be funded from available working capital.

•	Pursuing strategic alternatives. Update: We believe our current decision to dispose of our IED and commercial microelectronics product lines will increase shareholder value. We will continue to evaluate various strategic alternatives to further increase shareholder value. This includes mergers and/or acquisitions that we believe could expand and augment our existing businesses, and other related activities.
Conference Call
The Company will conduct a conference call to review the results of the quarter today at 4:30 p.m. ET. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 284389 for 7 days following the call. A live web cast of the call will be available at http://www.vcall.com/CustomEvent/NA000867/index.asp?ID=129488. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.

About WEDC
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, and Oregon and manufacturing relationships in China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.whiteedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements included in this press release include our expectations that we will achieve growth in fiscal 2008 and that the bulk of such growth will occur in the second half of the fiscal year; that we will achieve military microelectronics sales growth for the balance of fiscal 2008; that financial results in the coming quarters will benefit as a result of our backlog and improved bookings; that our bookings in the quarter will translate into future sales; that the prototypes related to CCA for military customers will be completed by the end of our third quarter of fiscal 2008; that we will be able to penetrate markets not previously served by our Max-Vu™ I process; that the Max-Vu ™II process will be part of our production process by the end of fiscal 2008; that the next generation AT technology for military and commercial applications will be completed in the summer of 2008; that future orders will be received as a result of demonstrations, samples and prototypes of our Touch Panel display products; that the Company will realize its estimated value of the discontinued operations; that the Company will make repurchases of its common stock pursuant to its current repurchase program; and that the Company will achieve the strategic alternatives that it is pursuing. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: The difficulties associated with successfully integrating acquired businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the termination or amendment of the new contracts awarded during the quarter, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in to the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 under the heading “Item 1A Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

Financial Tables on Following Pages

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 29,	September 29,
	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$45,774	$48,652
Accounts receivable, less allowance for doubtful accounts of $234 and $223	12,913	13,200
Inventories	21,390	22,919
Prepaid expenses and other current assets	2,363	723
Deferred income taxes	4,809	2,767
Assets held for sale	10,968	13,835

Total Current Assets	98,217	102,096

Property, plant and equipment, net	11,487	10,685
Deferred income taxes	1,541	2,104
Goodwill	5,306	5,306
Other assets	117	118
Assets held for sale	1,742	4,470

Total Assets	$118,410	$124,779

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,487	$4,385
Accrued salaries and benefits	1,128	1,155
Other accrued expenses	1,684	2,447
Deferred revenue	6,078	4,736
Liabilities related to assets held for sale	2,036	3,142

Total Current Liabilities	14,413	15,865

Accrued pension liability	201	271
Other liabilities	1,205	1,222
Liabilities related to assets held for sale	126	1,049

Total Liabilities	15,945	18,407

Commitments and Contingencies
Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,898,151 and 24,841,586 shares issued	2,490	2,484
Treasury stock, 2,451,192 and 1,828,412 shares, at par	(245)	(183)
Additional paid-in capital	81,246	83,787
Retained earnings	18,900	20,228
Accumulated other comprehensive income	74	56

Total Shareholders’ Equity	102,465	106,372

Total Liabilities and Shareholders’ Equity	$118,410	$124,779

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007

Net sales	$20,876	$18,501	$38,539	$34,666
Cost of sales	13,280	12,039	25,472	22,573

Gross profit	7,596	6,462	13,067	12,093

Operating expenses:
Selling, general and administrative	4,404	4,279	8,617	8,403
Research and development	1,337	1,365	2,709	2,515

Total operating expenses	5,741	5,644	11,326	10,918

Operating income	1,855	818	1,741	1,175
Interest income	456	651	1,025	1,302

Income from continuing operations before income taxes	2,311	1,469	2,766	2,477
Provision for income taxes	(754)	(455)	(797)	(704)

Income from continuing operations	1,557	1,014	1,969	1,773

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(891)	155	(1,064)	(400)
Loss on sale of discontinued operations, net of tax	(2,233)	—	(2,233)	—

Income (loss) from discontinued operations	(3,124)	155	(3,297)	(400)

Net income (loss)	$(1,567)	$1,169	$(1,328)	$1,373

Income from continuing operations per common share:
Basic	$0.07	$0.04	$0.09	$0.07

Diluted	$0.07	$0.04	$0.09	$0.07

Income (loss) from discontinued operations per common share:
Basic	$(0.14)	$0.01	$(0.15)	$(0.02)

Diluted	$(0.14)	$0.01	$(0.15)	$(0.02)

Net income (loss) per common share:
Basic	$(0.07)	$0.05	$(0.06)	$0.06

Diluted	$(0.07)	$0.05	$(0.06)	$0.06

Weighted average number of common shares and equivalents:
Basic	22,421,828	23,516,502	22,567,389	23,668,611
Diluted	22,806,187	23,959,578	22,992,778	24,174,099